Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the  “Agreement”), is entered into as of June 14, 2019 (the “Agreement Date”), to terminate that certain Collaboration Agreement,  dated February 11, 2015, as amended by Amendment No. 1 to Collaboration Agreement, dated March 28, 2017 (together, the “Collaboration Agreement”), by and between Voyager Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Voyager”), and Genzyme Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (“Genzyme”).  Genzyme and Voyager are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, with respect to the PD Collaboration Program, the Parties have previously entered into a Post-Termination Agreement under Collaboration Agreement, dated December 8, 2017;

WHEREAS, the Parties now wish to terminate the Collaboration Agreement, including their respective rights and obligations under the FA Collaboration Program, the HD Collaboration Program,  the SMA Collaboration Program and the Future Collaboration Program subject to the surviving rights and obligations set forth herein;

WHEREAS, the Parties wish to grant and receive certain licenses relating to the FA Collaboration Program, the HD Collaboration Program and the SMA Collaboration Program;

WHEREAS, the Parties will simultaneously enter into an Amended and Restated Option and License Agreement, of even date herewith, pursuant to which Voyager will grant Genzyme certain rights with respect to capsids Controlled by Voyager; and.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.         Definitions.  Capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Collaboration Agreement.  Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural shall have the respective meanings set forth herein.

1.1       “Active MTAs” means the material transfer agreements set forth in Schedule 1.1.

1.2       “FA Collaboration Product” means any Gene Therapy Product developed by either Party or jointly under a FA Collaboration Program.

1.3       “HD Collaboration Product” means any Gene Therapy Product developed by either Party or jointly under a HD Collaboration Program.

1.4       “Genzyme HD Sequence” means a sequence set forth in Schedule 1.4.  For purposes of clarity, the Genzyme [**] HD Sequence is a Genzyme HD Sequence.

1.5       “Genzyme [**] HD Sequence” means the sequence identified as SEQ ID No. [**] and set forth in Schedule 1.4, and any variations or derivatives thereof which target the same region of the HTT gene as registered at GenBank [**].

1.6       “Genzyme Stuffer Sequence”  means the sequence in Schedule 1.3 and, subject to the assessment performed under Section 7.3, any derivatives thereof that are reasonably useful as filler sequence(s) in a viral vector in order to achieve the length acceptable for AAV vector packaging or encapsulation into infectious virus particles.

1.7       “Post-Termination FA Product”  means any of the following: (a) the FA Collaboration Product known as VY-FXN01, (b) any other FA Collaboration Product Developed by the Parties before the Agreement Date, and (c) any Gene Therapy Product in the field of FA for which the Development, Manufacture, or Commercialization of such Gene Therapy Product would infringe at least one Valid Claim of a Collaboration Patent Right.

1.8       “Post-Termination HD Product”  means any of the following: (a) the HD Collaboration Product known as VY-HTT01, (b) any other HD Collaboration Product Developed by the Parties before the Agreement Date, (c) any Gene Therapy Product encoding an miRNA with at least [**]% similarity to the HTT miRNA encoded by VY-HTT01, and (d) any Gene Therapy Product in the field of HD for which the Development, Manufacture, or Commercialization of such Gene Therapy Product would infringe at least one Valid Claim of a Collaboration Patent Right. Notwithstanding the foregoing, Post-Termination HD Product shall not include any Gene Therapy Product encoding a miRNA identified as a Genzyme HD Sequence.

1.9       “Post-Termination SMA Product”  means any of the following: (a) the SMA Collaboration Product formerly known as [**], (b) any other SMA Collaboration Product Developed by the Parties before the Agreement Date, and (c) any Gene Therapy Product in the field of SMA for which the Development, Manufacture, or Commercialization of such Gene Therapy Product would infringe at least one Valid Claim of a Collaboration Patent Right.

1.10     “Residual Knowledge”  means, with respect to a Party, intangible Know-How developed in the course of or relating to the Collaboration or otherwise to this Agreement or the Collaboration Agreement that has not been licensed to such Party or for which such Party does not otherwise have rights and that has been unintentionally retained in the unaided memories of any employees, contractors, or consultants of such Party.  An individual’s memory is unaided if the individual has

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not intentionally memorized such information for the purposes of retaining and subsequently using or disclosing it.

1.11     “SMA Collaboration Product” means any Gene Therapy Product developed by either Party or jointly under a SMA Collaboration Program.

2.         Termination of Collaboration Agreement.  As of the Agreement Date, the Parties mutually agree that the Collaboration Agreement is terminated in its entirety and all rights and obligations under the Collaboration Agreement shall cease, except as provided in this Agreement.  For the avoidance of doubt, subject to the terms of this Agreement, as of the Agreement Date:

2.1       Except as explicitly set forth herein, the Collaboration shall terminate and performance of the Collaboration shall cease in its entirety;

2.2       All license grants in the Collaboration Agreement from either Party to the other shall immediately terminate;

2.3       Genzyme’s right to designate a Voyager CNS Orphan Disease Program as a Collaboration Program under Section 2.2.1 of the Collaboration Agreement shall immediately terminate;

2.4       All exclusivity obligations under Section 13.5 of the Collaboration Agreement shall immediately terminate;

2.5       Voyager’s right to elect to use a  Genzyme HD Sequence under Sections 4.6 and 9.1.6.3(b)(iv) of the Collaboration Agreement shall immediately terminate;

2.6       Voyager’s right to make the Producer Cell Process Election under Sections 4.7.1 and 9.1.6.3(b)(v) of the Collaboration Agreement shall immediately terminate; and

2.7       The Parties acknowledge that, (a) other than the Active MTAs, all material transfer agreements entered into by the Parties in connection with the Collaboration Agreement have expired, and (b) except as provided in Section 8.1 of this Agreement, all SOWs for In-Kind Services under the Collaboration Agreement have been completed.

3.         Reversion of Collaboration Programs.  As of the Agreement Date,  (a) the SMA Collaboration Program shall revert to Genzyme, and Genzyme shall have the right to continue the research and Development of Gene Therapy Products previously conducted in the SMA Collaboration Program by the Parties and the Commercialization of products resulting therefrom; (b) the FA Collaboration Program  shall revert to Voyager, and Voyager shall have the right to continue the research and Development of Gene Therapy Products previously conducted in the FA Collaboration by the Parties and the Commercialization of products resulting therefrom; and (c) the HD Collaboration Program, excluding the Genzyme HD Sequences,  shall revert to Voyager, and Voyager shall have the right to continue the research and Development of Gene Therapy Products

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previously conducted in the HD Collaboration Program, excluding the Genzyme HD Sequences, by the Parties and the Commercialization of products resulting therefrom.

4.         Licenses Granted to Voyager.  Subject to the terms and conditions of this Agreement, as of the Agreement Date, Genzyme hereby grants to Voyager:

4.1       License Grants Relating to FA Collaboration Program.

(a)  An  exclusive (even as to Genzyme),  irrevocable, perpetual, royalty-free, fully-paid sublicensable (through multiple tiers), non-transferable (except in accordance with Section 17.1 of the Collaboration Agreement), worldwide license under Genzyme’s interest in the Collaboration Technology generated under or used in the FA Collaboration Program to Manufacture, Develop and Commercialize Post-Termination FA Products; and

(b)  A non-exclusive, irrevocable, perpetual, royalty-free, fully-paid, sublicensable (through multiple tiers), non-transferable (except in accordance with Section 17.1 of the Collaboration Agreement), worldwide license under the Genzyme Technology (excluding any Patent Rights Covering or Know-How related to the Genzyme Producer Cell Process) that has been used in the Development or Manufacture of a Post-Termination FA Product prior to the Agreement Date to Develop, Manufacture, and Commercialize such Post-Termination FA Product.

4.2       License Grants Relating to HD Collaboration Program.

(a)  An exclusive (even as to Genzyme),  sublicensable (through multiple tiers), non-transferable (except in accordance with Section 17.1 of the Collaboration Agreement), worldwide license under Genzyme’s interest in the Collaboration Technology generated under or used in the HD Collaboration Program to Manufacture, Develop and Commercialize Post-Termination HD Products; and

(b)  A non-exclusive sublicensable (through multiple tiers), non-transferable (except in accordance with Section 17.1 of the Collaboration Agreement), worldwide license under the Genzyme Technology (excluding any Patent Rights Covering or Know-How related to the Genzyme Producer Cell Process) that has been used in the Development or Manufacture of a Post-Termination HD Product prior to the Agreement Date to Develop, Manufacture, and Commercialize the Post-Termination HD Product.

(c)  The licenses granted by Genzyme to Voyager under the foregoing clauses (a) and (b) shall be royalty-bearing for the Post-Termination Royalty Term applicable to each Post-Termination HD Product in each country in the world, and, after the Post-Termination Royalty Term applicable to such Post-Termination HD Product in such country, shall convert to a fully-paid, perpetual, exclusive license (in the case of the license granted in clause (a)) or non-exclusive license (in the case of the license granted in clause (b)) in such country.

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(d)  For purposes of clarity, the licenses granted by Genzyme to Voyager under the foregoing clauses (a) and (b) do not include any rights under Genzyme Patent Rights or under the Genzyme Collaboration Patent Rights Covering the Genzyme HD Sequences or rights to any Know How related to the Genzyme HD Sequences.

5.         License Granted to Genzyme.  Subject to the terms and conditions of this Agreement, as of the Agreement Date, Voyager hereby grants to Genzyme an  exclusive (even as to Voyager),  royalty-free, fully-paid, sublicensable (through multiple tiers), non-transferable (except in accordance with Section 17.1 of the Collaboration Agreement), worldwide license under Voyager’s interest in the Collaboration Technology generated under or used in the SMA Collaboration Program,  to Manufacture, Develop, and Commercialize any Post-Termination SMA Product.

6.         Know-How Covenants Not to Sue and Destruction of Competitively Sensitive Information.

6.1       Except to enforce the provisions of Section 6.3 below, Genzyme, on behalf of itself and its Affiliates and their respective directors, officers, employees and agents,   (collectively, in such capacities, the “Genzyme Parties”) and its and their respective successors and assigns, hereby covenants not to sue or assert any claim or liability against any Voyager Party (as defined below) with respect to any Residual Knowledge that constitutes Genzyme Know-How or Joint Collaboration Know-How.

6.2       Except to enforce the provisions of Section 6.3,  Voyager, on behalf of itself and its Affiliates and their respective directors, officers, employees and agents (collectively, in such capacities, the “Voyager Parties”) and its and their respective successors and assigns, hereby covenants not to sue or assert any claim or liability against any Genzyme Party with respect to any Residual Knowledge that constitutes Voyager Know-How or Joint Collaboration Know-How.

6.3       Nothing in this Agreement or the Collaboration Agreement shall restrict either the Genzyme Parties or the Voyager Parties from using Residual Knowledge, provided, however, that if any such Residual Knowledge is, as between the Parties, the Confidential Information solely of the other Party (in such capacity, the “Disclosing Party”), (a) any such use shall be subject to the non-disclosure obligations under Section 10.1 of the Collaboration Agreement and (b) individuals within the Genzyme Parties or Voyager Parties who hold Residual Knowledge shall not (whether orally, electronically or in writing) reference the Disclosing Party in connection with, or attribute to the Disclosing Party, any such Residual Knowledge.  By way of example, neither Party shall be prohibited from utilizing a particular assay, process, protocol, dosage, or similar Know-How held as Residual Knowledge, but the individuals holding such Residual Knowledge shall not disclose (including to fellow individuals or entities within the Genzyme Parties or Voyager Parties, as the case may be) whether or not the Disclosing Party uses or has used any such particular assays, processes, protocols, dosages, or other non-public specifics.

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6.4       Destruction of Confidential Information.

(a)  Within [**] of the Agreement Date

(i) each Party shall delete from any of its respective sharepoint sites (or if such Party did not use sharepoint, then any similar central data repository that were used as the primary channel to share information regarding the Collaboration) any Confidential Information solely of the other Party, and

(ii) the Alliance Manager for each of the Parties shall send an e-mail to their respective team members still employed by such Party and who had access to any such sharepoint site or central data repository as described in the preceding subclause (i), instructing each such team member to (X) delete and/or destroy all electronic and printed files containing Confidential Information solely of the other Party, and (Y) to send an email to the Alliance Manager confirming that such deletion and/or destruction has been completed;

provided that in either case of (i) and (ii), neither Party will be required to destroy any computer files that are created during automatic system back-ups and stored securely by such Party.

(b)  Within [**] of the Agreement Date, upon written request of the other Party, the Alliance Manager shall provide a certificate confirming that the requirements of 6.4(a) have been satisfied.

6.5       Notwithstanding anything to the contrary contained in Section 6.1, Section 6.2, Section 6.3 and Section 6.4, and unless explicitly stated otherwise herein, neither Party is obliged to provide the other Party with any Know-How, nor explain or further educate the other Party regarding any Know-How

7.         Covenants regarding Collaboration Patent Rights.

7.1       Voyager covenants that it,  will not, and will cause its Affiliates,  licensees, and sublicensees to not, file or prosecute any claim in the Joint Collaboration Patent Rights or Voyager Collaboration Patent Rights referring directly or indirectly to the Genzyme [**] HD Sequence or any other Genzyme HD Sequence.  Voyager shall cancel any such claims within [**] of the Agreement Date.

7.2       Neither Party shall be permitted, other than as provided pursuant to the licenses granted under Section 4 and Section 5 of this Agreement, to enter into a stand-alone license to any Joint Collaboration Patent Rights to a Third Party without the prior written consent of the other Party; provided, however, that in the context of a bona fide collaboration with a Third Party requiring a license under multiple Patent Rights,  either Party may license its interest under any Joint Collaboration Patent Rights to such Third Party, without the consent of the other Party, which are necessary to Develop, Manufacture or Commercialize Post-Termination HD

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Products, Post-Termination FA Products or Post-Termination SMA Products consistent with the rights respectively allocated to the Parties in Section 3. Neither Party shall be permitted to assign its interest in the Joint Collaboration Patent Rights to a Third Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign its interest in the Joint Collaboration Patent Rights to a party that acquires, by or otherwise in connection with, merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of the Joint Collaboration Patent Right relates, provided that the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement.

7.3       The Parties agree to use [**] of [**] as IP counsel to conduct an inventorship assessment of any inventions claimed in the Voyager Collaboration Patent Rights that include all or a portion of Genzyme’s Stuffer Sequence.  If the Parties later decide to change IP counsel conducting this analysis, the Parties will work together in good faith to select a new IP counsel having appropriate experience.  The costs of the inventorship assessment will be borne equally by the parties.  The inventorship assessment shall determine inventorship in accordance with U.S. patent laws.  If the results of the inventorship assessment are that one or more employees of Genzyme or its Affiliates (or a Third Party acting on their behalf) are inventor(s) of any claimed invention, then Voyager shall take, at its sole expense, all reasonable actions with respective patent offices that are necessary to add such Genzyme employee or employees as inventors and Genzyme as a co-applicant or co-owner, as the case may be.  At Genzyme’s sole discretion, if any claim for which a Genzyme employee or employees must be added as an inventor or inventors is pending in a patent application, then Genzyme may request that Voyager, at its sole expense, cancel such claim or claims and take all steps reasonably available (including cooperating with Genzyme and its external counsel) in order to establish divisional or similar applications that solely contain claims invented by the Genzyme employee or employees, and such divisional or similar applications will become Genzyme Patent Rights.  If any claim for which a Genzyme employee or employees must be added as an inventor or inventors is found in an issued patent, Voyager will fully cooperate with Genzyme (and its external counsel) with regard to adding and formally registering Genzyme as a co-owner of the patent.

8.         Program Transition.

8.1       [**] Study.  Following the Agreement Date, Genzyme shall continue to conduct the ongoing [**] study, as described more fully in Schedule 8.1 to this Agreement (the “[**] Study”), and Genzyme shall complete such [**] Study and provide to Voyager in electronic form the raw data described on Schedule 8.1, and in the format described on Schedule 8.1 by [**] unless otherwise mutually agreed by the Parties. Performance of the [**] Study shall be at Genzyme’s sole cost and expense.   The Parties further agree that once Genzyme has provided the information required under Schedule 8.1, it shall have no further obligation to Voyager to conduct any further studies, or provide any other data relating to the [**] Study.

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8.2       Voyager Document Request.  Until the date that is [**] after the Agreement Date, Voyager may request from Genzyme copies of specific data, reports, records, materials or other information that relate to the Development, Manufacture or Commercialization of any HD Collaboration Product, and Genzyme shall provide such data, reports, records, materials or other information if available.  Such data, reports, records, materials or other information may include (a) governmental or regulatory correspondence, conversation logs and filings solely relating to any HD Collaboration Product, (b) non-clinical and clinical data relating to the HD Collaboration Program and (c) adverse event data related to any HD Collaboration Product, in each case, in Genzyme’s possession or Control.

8.3       Genzyme Document Request.  Until the date that is [**] after the Agreement Date, Genzyme may request from Voyager copies of specific data, reports, records, materials or other information that relate to the Development, Manufacture or Commercialization of any SMA Collaboration Product,  and Voyager shall provide such data, reports, records, materials or other information if available.  Such data, reports, records, materials or other information may include (a) governmental or regulatory correspondence, conversation logs and filings solely relating to any SMA Collaboration Product, (b) non-clinical and clinical data relating to the SMA Collaboration Program and (c) adverse event data related to any SMA Collaboration Product, in each case, in Voyager’s possession or Control.

9.         Prosecution and Maintenance, Defense and Enforcement of Patent Rights.

9.1       Voyager shall have the sole responsibility to, at Voyager’s discretion and at Voyager’s sole cost and expense, file, prosecute and maintain (including the defense of any interference or opposition proceedings or inter partes review), all (a) Voyager Patent Rights, (b) Voyager Collaboration Patent Rights that do not solely relate to any SMA Collaboration Product and (c) any Joint Collaboration Patent Rights that solely relate to any Post-Termination FA Product or Post-Termination HD Product.  Genzyme shall have no rights under Section 15.2.1.3 of the Collaboration Agreement or otherwise to prosecute or maintain any Voyager Collaboration Patent Rights set forth above in this subsection.

9.2       Voyager shall have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any infringement of any (a) Voyager Technology, (b) Voyager Collaboration Technology that does not solely relate to any Post-Termination SMA Product,  (c) Joint Collaboration Technology that solely relates to any (i) Post-Termination FA Product or (ii) Post-Termination HD Product, and (d) Genzyme Collaboration Technology that solely relates to any (i) Post-Termination FA Product or (ii) Post-Termination HD Product. Voyager shall not be obligated to share any amounts recovered as a result of any such measures with Genzyme.

9.3       Genzyme shall have the sole responsibility to, at Genzyme’s discretion and at Genzyme’s sole cost and expense, file, prosecute and maintain (including the defense of any interference or opposition proceedings or inter partes review), all

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(a) Genzyme Patent Rights, (b) Genzyme Collaboration Patent Rights that do not solely relate to any Post-Termination FA Product or Post-Termination HD Product, (c) Joint Collaboration Patent Rights that solely relate to any Post-Termination SMA Product, (d) Voyager Collaboration Patent Rights that solely relate to any Post-Termination SMA Product and (e) Patent Rights that Cover Genzyme HD Sequence Technology and/or one or more Genzyme HD Sequences. Voyager shall have no rights under Section 15.2.2.2(c) of the Collaboration Agreement or otherwise to prosecute or maintain any Patent Rights set forth above in this subsection.

9.4       Genzyme shall have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any infringement of any (a) Genzyme Technology, (b) Genzyme Collaboration Technology that does not solely relate to any (i) Post-Termination FA Product or (ii) Post-Termination HD Product, (c) Joint Collaboration Technology that solely relates to any Post-Termination SMA Product, (d) Voyager Collaboration Technology that solely relates to any Post-Termination SMA Product and (e) Patent Rights that Cover Genzyme HD Sequence Technology and/or one or more Genzyme HD Sequences. Genzyme shall not be obligated to share any amounts recovered as a result of any such measures with Voyager.

10.       Financial Terms.

10.1     Certain Definitions.  For purposes of construing certain defined terms used in this Section 10, including but not limited to the definition of Net Sales, First Commercial Sale and Step-Down Product, references to “Licensed Product” in the corresponding definitions under the Collaboration Agreement shall be read to mean “Post-Termination HD Product” and references to “Genzyme” shall be replaced with “Voyager” and in each case applied mutatis mutandis to the situation involving Licensed Products sold by Genzyme under the Collaboration Agreement.

10.2     No Payments Owed under Collaboration Agreement.  Each Party agrees that it is not owed any amounts by the other Party under the Collaboration Agreement as of immediately prior to the Agreement Date.

10.3     Upfront Payment.  Voyager shall pay Genzyme Ten Million Dollars ($10,000,000) within fifteen (15) days of the Agreement Date.

10.4     HD Milestone Payment.  Voyager shall pay Genzyme Ten Million Dollars ($10,000,000) within fifteen (15) days of the first IND filing for a Post-Termination HD Product (such IND filing, the “HD IND Filing”).

10.5     Sublicense Fees.  In consideration of the licenses and rights granted to Voyager hereunder, Voyager shall pay to Genzyme the percentages of all Third Party Fees receivable from any of Voyager’s Sublicensees as set forth below (“Sublicense Fees”). As used herein, “Third Party Fee” means that portion of any consideration in any form due to Voyager or one of its Affiliates by a Sublicensee attributable to

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any rights to either (a) a Post-Termination FA Product in any country of the world other than the United States, or (b) a Post-Termination HD Product in any country in the world, excluding such amounts received by Voyager or its Affiliates as (x) reimbursement or payment for reasonable, incremental costs (not including any capital expenditures) to be incurred by Voyager or its Affiliates in the performance of research or development activities relating to Post-Termination HD Products or Post-Termination FA Products or (y)  reimbursement or payment for unreimbursed costs and expenses with respect to  prosecution and maintenance of Patent Rights relating to Post-Termination HD Products or Post-Termination FA Products that are incurred by Voyager or its Affiliates with respect to Patent Rights that are licensed to Voyager pursuant to this Agreement and incurred after the Agreement Date; provided, that the aggregate amount of deductions from Third Party Fees solely because of the exclusions set forth in subclause  (x) and (y) shall in no event exceed [**] percent ([**]%) of what Third Party Fees would have been without giving effect to subclauses (x) and (y).  For clarity, payments made by a Sublicensee in consideration of equity or debt securities of Voyager sold at fair market value to the Sublicensee shall not be considered a Third Party Fee, provided that amounts paid in consideration of equity or debt securities of Voyager in excess of fair market value shall be considered a Third Party Fee. For purposes of this Agreement, “Sublicensee” means a Third Party to whom Voyager grants a direct or indirect sublicense under any of the Collaboration Technology or Genzyme Technology.

Product	Third Party Fee	Sublicense Fee
Post-Termination FA Product

Third Party Fees, excluding any Third Party Fees from Neurocrine Biosciences Inc., in excess of $[**] (the “FA Threshold”) that are owed pursuant to an agreement executed before first patient dosed in a Clinical Study in the United States, [**] (the “FA End Date”).

[**]% of Third Party Fee in excess of the FA Threshold

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Post-Termination HD Product	Third Party Fees in excess of $[**] (the “Initial HD Threshold”) that are owed pursuant to an agreement executed prior to the HD IND Filing.	50% of Third Party Fee in excess of the Initial HD Threshold

Third Party Fees in excess of $[**] (the “Second HD Threshold”) that are owed pursuant to an agreement executed after the HD IND Filing but before first patient dosed in a Clinical Study for HD in the United States, [**] (the “HD End Date”).

50% of Third Party Fee in excess of the Second HD Threshold

Voyager shall pay all Sublicense Fees received during each Calendar Quarter within [**] following the expiration of each such Calendar Quarter. All payments shall be accompanied by a report that includes a calculation of all Sublicense Fees payable to Voyager for the applicable Calendar Quarter. For the avoidance of doubt, no Sublicense Fees shall be due with respect to any amounts received (i) from Neurocrine Biosciences, Inc. related to any Post-Termination FA Product, (ii) pursuant to agreements executed after the FA End Date, or (iii) pursuant to agreements executed after the HD End Date.

10.6     Royalties Payable to Genzyme.  Voyager shall pay to Genzyme royalties on annual worldwide Net Sales by Voyager and its Related Parties of [**] percent ([**]%) of the worldwide Net Sales of each Post-Termination HD Product until the latest (determined on a Post-Termination HD Product-by-Post-Termination HD Product and country-by-country basis) of (a) the expiration of the last Valid Claim of the Patent Rights included in the license granted by Genzyme to Voyager under Section 4.2(a) or Section 4.2(b) of this Agreement, in each case Covering the Manufacture, use, offer for sale, sale or importation of such Post-Termination HD Product in a country,  (b) the expiration of Regulatory Exclusivity for such Post-Termination HD Product in such country, or (c) the [**] of the First Commercial Sale of such Post-Termination HD Product in such country (the “Post-Termination Royalty Term”).

10.7     Third Party Royalty Offsets. Voyager may reduce the amount of royalties payable under Section 10.6 with respect to any Post-Termination HD Product on a country-by-country basis by [**] percent ([**]%) of the amounts payable by Voyager to any Third Party in consideration for a license, granted after the Agreement Date, to any Patent Right which Covers such Post-Termination HD Product in such country; provided, however, that the royalties payable under Section 10.6 with respect to such Post-Termination HD Product on a country-by-country basis shall not be reduced in any such event below [**] percent ([**]%) of the amounts set forth in Section 10.6 by applying the reduction set forth in this Section 10.7; and provided, further, that if any of such amounts cannot be offset against royalties due with respect to such Post-Termination HD Product for any given royalty period due to the preceding proviso, such unused amount may be

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carried forward and offset against royalties due with respect to such Post-Termination HD Product in future royalty periods.

10.8     Royalty Adjustment for No Patent Rights, No Regulatory Exclusivity and Step-Down Products. If, on a country-by-country basis at any time during the Royalty Term, (a) both (i) the Manufacture, use, offer for sale, sale or importation of a Post-Termination HD Product is not Covered by any Valid Claim in the Patent Rights included in the license granted by Genzyme to Voyager under Section 4.2(a) or Section 4.2(b) of this Agreement in such country and (ii) there is no applicable Regulatory Exclusivity in such country for such Post-Termination HD Product or (b) both (i) one or more Third Parties have received Regulatory Approval to sell in such country a Step-Down Product with respect to such Post-Termination HD Product and (ii) Voyager’s Net Sales of such Licensed Product in such country during any four (4) consecutive Calendar Quarters following the date on which such Step-Down Product is first commercially available in such country are less than [**] percent ([**]%) of Voyager’s Net Sales of such Post-Termination HD Product in such country during the four (4) full Calendar Quarters immediately preceding to the date on which such Step-Down Product is first commercially available in such country, then the royalties payable pursuant to Section 10.6 on the Net Sales of such Post-Termination HD Product in such country shall thereafter be reduced to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 10.6 with respect to such Post-Termination HD Product in such country.

10.9     Reports; Payment of Royalty.  During the term of this Agreement, following the First Commercial Sale of any Post-Termination HD Product by or on behalf of Voyager, Voyager shall furnish to Genzyme a written report within [**] after the end of each Calendar Quarter showing, on a Post-Termination HD Product-by-Post-Termination HD Product basis, the Net Sales of each Post-Termination HD Product and the royalties payable under this Agreement with respect to each such Post-Termination HD Product. Royalties shown to have accrued by each royalty report shall be due and payable [**] following the date such royalty report is due.

10.10   Audits.

(a)  On a Post-Termination HD Product-by-Post-Termination HD Product basis and if (and only if) Voyager executes a sublicense that gives rise to Third Party Fees with respect to a Post-Termination FA Product (excluding any Third Party Fees from Neurocrine Biosciences Inc.) prior to the FA End Date,  a  Post-Termination FA Product-by-Post-Termination FA Product basis, upon the written request of Genzyme and not more than [**],  Voyager and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by Genzyme and reasonably acceptable to Voyager, at Genzyme’s expense except as set forth below, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty and other amounts payable (including Third Party Fees) or reports under this Agreement in respect of such

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Post-Termination HD Product or Post-Termination FA Product for any year ending not more than [**] prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this in respect of such Post-Termination HD Product or Post-Termination FA Product as applicable. Notwithstanding the foregoing, Genzyme may not make more than [**], provided that a request may cover multiple Post-Termination HD Products and/or Post-Termination FA Products.

(b)  If such accounting firm identifies a discrepancy made during such period, Voyager shall pay the other Party the amount of the discrepancy, within [**] after the date Genzyme delivers to Voyager such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. The fees charged by such accounting firm shall be paid by Genzyme, unless such discrepancy represents an underpayment by Voyager of at least [**] percent ([**]%), on a Post-Termination HD Product-by-Post-Termination HD Product basis or Post-Termination FA Product-by- Post-Termination FA Product basis, of the total amounts due in respect of such Post-Termination HD Product or Post-Termination FA Product as applicable in the audited period, in which case such fees shall be paid by Voyager.

(c)  Unless an audit for such year has been commenced prior to and is ongoing upon the [**] of the end of such year, the calculation of royalties, expense reimbursement and other payments payable with respect to such year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such royalties or expense reimbursement for such year.

(d)  Genzyme shall treat all financial information subject to review under this Section 10.10 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Section 10 of the Collaboration Agreement (Confidentiality and Publication), and shall cause its accounting firm to enter into a confidentiality agreement with Voyager or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement, which terms shall be no less stringent than the provisions of Section 10 of the Collaboration Agreement (Confidentiality and Publication).

10.11   Payment Exchange Rate. All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. In the case of Net Sales made or expenses incurred by Voyager and its Related Parties in currencies other than United States dollars during a Calendar Quarter, the rate of exchange to be used in computing the amount of United States dollars due shall be the rate of exchange utilized by Voyager in its worldwide accounting system and calculated in accordance with GAAP.

10.12   Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due

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to such Party from the due date until the date of payment at a per-annum rate of [**] percent ([**]%), or the maximum rate allowable by Applicable Law, whichever is less.

10.13   Blocked Payments. If, by reason of Laws in any jurisdiction of the world, it becomes impossible or illegal for Voyager to transfer royalties or other payments under this Agreement to Genzyme, Voyager shall promptly notify Genzyme. During any such period described above, Voyager shall deposit such payments in local currency in the relevant jurisdiction to the credit of Genzyme in a recognized banking institution designated by Genzyme or, if none is designated by Genzyme within a period of [**], in a recognized banking institution selected by Voyager and identified in a written notice given to Genzyme.

10.14   Taxes. If a timely and appropriately completed and executed Internal Revenue Service Form W-9 is provided by Genzyme to Voyager, the Parties acknowledge and agree that no United States tax withholding shall be applied with respect to any payments due under this Section 10 (Financial Terms). Voyager shall use reasonable efforts to minimize tax withholding on payments made to Genzyme. Notwithstanding such efforts, if Voyager concludes that tax withholdings under the Laws of any country are required with respect to payments to Genzyme, Voyager shall first notify Genzyme and provide Genzyme with [**] to determine whether there are actions Genzyme can undertake to avoid such withholding. During this notice period, Voyager shall refrain from making such payment until Genzyme instructs Voyager that (a) Genzyme intends to take actions (satisfactory to both Parties) that shall obviate the need for such withholding, in which case Voyager shall make such payment only after it is instructed to do so by Genzyme, or (b) Voyager should make such payment and withhold the required amount and pay it to the appropriate Governmental Authority. Notwithstanding the foregoing, if, as a result of (i) a permitted assignment of this Agreement (in whole or in part) by Voyager to an Affiliate or a Third Party outside of the United States or (ii) the exercise by Voyager of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States), foreign withholding tax in excess of the foreign withholding tax amount that would have been payable by Voyager in the absence of such assignment or exercise of rights becomes payable with respect to amounts due to Genzyme hereunder or thereunder, such amounts owed by Voyager to Genzyme shall be increased so that the amount actually paid by Voyager to Genzyme equals the amount that would have been payable to Genzyme by Voyager in the absence of such excess withholding (after withholding of the excess withholding tax and any additional withholding tax on such increased amount). However, if a similar assignment or exercise of rights described in (i) or (ii) of the preceding sentence by Genzyme results in foreign withholding tax in excess of the foreign withholding tax amount that would have been payable in the absence of such assignment or exercise of rights to Genzyme, any amount due to Genzyme shall not be increased for such excess withholding and, subject to the terms of this Agreement, the required amount shall be withheld

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and submitted to the appropriate Governmental Authority. In all cases, whether or not there has been a permitted assignment of this Agreement by Voyager or the exercise by Voyager of its rights under this Agreement through an Affiliate or Third Party, (A) Voyager shall promptly provide Genzyme with copies of receipts or other evidence reasonably required and sufficient to allow Genzyme to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits, (B) the Parties shall cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment, and (C) the Parties shall cooperate to minimize such taxes in accordance with applicable Laws, including using reasonable efforts to access the benefits of any applicable treaties.

10.15   Payment of Back Royalties. If Voyager would owe a royalty payment to Genzyme under this Section 10 (Financial Terms) but for a decision by a court or other governmental agency of competent jurisdiction holding a patent claim unenforceable, unpatentable or invalid and if such decision is later vacated or reversed by a final nonappealable decision by a court or other governmental agency of competent jurisdiction, Genzyme may invoice Voyager for such unpaid royalty payments after such decision is vacated or reversed and Voyager shall make any such unpaid royalty payments to Genzyme within [**] after receipt of such invoice.

11.       Confidential Information.  Each Party shall continue to be bound by the obligations of Section 10.1 of the Collaboration Agreement (Nondisclosure Obligation).

12.       Termination of Agreement.

12.1     Termination for Cause.  This Agreement may be terminated in its entirety at any time upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [**] in the case of a payment breach, or within [**] in the case of all other breaches, after notice requesting cure of the breach; provided,  however, that if any breach other than a payment breach is not reasonably curable within [**] and if a Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties, not to exceed an additional [**], in order to permit such Party a reasonable period of time to cure such breach.

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12.2     Effects of Termination.  If this Agreement is terminated by Genzyme under Section 12.1 (Termination for Cause), then all rights and licenses granted to Voyager hereunder shall immediately terminate, and the licenses granted by Voyager to Genzyme under Section  5 shall survive any such termination.  If this Agreement is terminated by Voyager under Section 12.1 (Termination for Cause), then all rights and licenses granted to Genzyme hereunder shall immediately terminate, and the licenses granted by Genzyme to Voyager under Section 4, as well as Voyager’s financial obligations under Section 10 (Financial Terms), shall survive any such termination.

13.       Press Release. Voyager shall issue a press release announcing the execution of this Agreement substantially in the form attached hereto as Schedule 13.  Other than the press release referred to in the preceding sentence, neither Party shall issue a press release or public announcement relating to the Agreement or the other Party without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may (i) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by Law, including by the rules or regulations of the United States Securities and Exchange Commission, the French Financial Markets Authority, the French Prudential Supervisory Authority or similar regulatory agency in a country other than the United States or France or of any stock exchange or listing entity.

14.       Survival of Specified Provisions in the Collaboration Agreement.  Notwithstanding Section 16.4 of the Collaboration Agreement, subject to Section 15 of this Agreement,  only the following sections will survive the termination of the Collaboration Agreement and will remain in full force and effect: 10 (Confidentiality and Publication), 13.4 (Warranty Disclaimer), 14 (Indemnification; Limitation of Liability; Insurance),  15.1 (Inventorship; Ownership), solely with respect to Know-How invented before the Agreement Date (but not 15.1.3 (Employee Assignment) and 15.1.5 (Assignment of CHDI Collaboration Technology)), 15.8 (Common Interest), and 17 (Miscellaneous). Defined terms set out in Article 1 of the Collaboration will survive to the extent they are relevant to the provisions of this Agreement;  provided, that references to “Agreement Product”, “Collaboration Product” and “Licensed Product” used in the defined terms shall be read to mean Post-Termination FA Product, Post-Termination HD Product or Post-Termination SMA Product as the context requires.

15.       Active MTAs.  The provisions of the Active MTAs that refer to the Collaboration Agreement shall refer to the relevant provisions of this Agreement or the surviving provisions of the Collaboration Agreement as modified by this Agreement;  provided,  however, that any provision of the Collaboration Agreement that survives as a result of any reference to it in an Active MTA, survives only for purposes of such Active MTA.

16.       Entire Agreement.  The Parties acknowledge and agree that the terms and conditions of this Agreement shall govern the termination of the Collaboration Agreement and, in the

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event of any conflict between the terms of this Agreement and the terms of the Collaboration Agreement or any Active MTA, the terms of this Agreement shall govern.  This Agreement together with the surviving provisions of the Collaboration Agreement, the Active MTAs and any exhibits or attachments thereto constitutes the entire agreement between the Parties regarding the subject matter hereof.

17.       Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

GENZYME CORPORATION		VOYAGER THERAPEUTICS, INC.

BY:	/s/ Muzammil Mansuri	BY:	/s/ G. Andre Turenne

NAME:	Muzammil Mansuri	NAME:	G. Andre Turenne

TITLE:	Executive Vice President, Strategy	TITLE:	President and Chief Executive Officer
And Business Development